Exhibit 99.1

Byrna Technologies Reports Second Quarter 2022 Financial Results

Reiterates Full Year Revenue Guidance of $55 - $60 Million

ANDOVER, MA – July 7, 2022 - Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna”, “the Company”, “we” or “us”) today announced results for its fiscal second quarter ended May 31, 2022.

Second Quarter 2022 Financial Highlights and Updates:

•	Revenues were $11.6 million for the second quarter of fiscal year 2022 (Q2FY22) compared to $13.4 million in the second quarter of fiscal year 2021 (Q2FY21).
•	Order backlog as of May 31, 2022 was $0.8 million.
•	Gross margin was 52.7% for Q2FY22 compared to 56.4% for Q2FY21.
•	Net loss was $(3.0) million for Q2FY22 compared to net income of $2.0 million for Q2FY21.
•	Non-GAAP adjusted EBITDA[1] was $(0.9) million in Q2FY22 compared to $2.8 million for Q2FY21.
•	1,483,790 shares of common stock repurchased for $12.3 million during Q2FY 22, completing year-to-date repurchase program of 1,779,458 shares for $15.0 million.
•	Entry to the self-defense spray market with acquisition of Fox Labs International on May 25, 2022.

Second Quarter 2022 Business Overview

Revenues decreased 13.3% to $11.6 million in Q2FY22 from $13.4 million in Q2FY21. Revenue in the second quarter of 2021 was unusually high due to a surge in sales after Byrna’s product was featured on Fox News’ “Hannity Show”, a nationally syndicated news program on April 3rd of that year. This “Hannity effect” generated approximately $7.5 million in additional orders in the three weeks following Hannity’s mention of the Byrna on national TV.

Gross profit was $6.1 million, or 52.7% of reported net revenue, in Q2FY22. This was down from 56.4% of net revenue, in Q2FY21. The reduction in gross profit margin was due to higher freight costs (as a result of increased energy costs and the lingering effects of the supply chain disruption) and a higher proportion of lower margin international sales in the current quarter.

The higher freight costs reduced gross profit margins by 1.9%. We expect freight costs to remain high for the balance of 2022, however, freight costs should come down significantly in 2023 as Byrna is able to start utilizing ocean freight, which is a fraction of the cost of air-freight. Byrna is currently building inventory so that it will have sufficient raw material and component inventory on hand to allow us to transition from air-freight to ocean-freight without risking an interruption in production.

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section on page 8 of this news release.

Gross profit margins also decreased due to an unusually high percentage of international sales this past quarter. International sales, which are made through distributors rather than through dealers or direct to consumer, are lower margin sales. In Q2 2022 international sales represented 23.3% of Byrna’s total sales versus just 4.0% in Q2 2021. The gross profit margin on these sales was 42.3% (compared to 55.9% on Byrna’s domestic sales). Consequently, the incremental additional international sales in 2022 accounted for 2.6% of the difference in Byrna’s gross profit margin when compared to the same period in FY2021.

Operating expenses rose to $8.7 million in Q2FY22 from $5.5 million in Q2FY21. Payroll and compensation related costs increased $1.8 million from $2.8 million in Q2FY21 to $4.6 million in Q2FY22. The increase is due primarily to Byrna’s investment in the future growth of the Company and the hiring of additional staff needed to support these growth initiatives. As Byrna has invested in a number of new products and new markets we have needed to hire product managers and additional sales and marketing personnel to build out these market segments. While these new business segments have yet to show significant revenues, we believe that they are critical to our future growth.

Specifically, over the last year Byrna has kicked off a major School Safety initiative, hiring Parkland Dad, Andy Pollack to spearhead this effort and establishing a School Safety focused facility in Melbourne Florida, headed up by Troy Main, to support this initiative. Byrna is currently offering training and site evaluation to school districts free of charge in order to drive awareness of the Byrna Ballistipac, a backpack that converts into full body armor with a single motion. The Ballistipac, which can stop six (6) rounds from an AR-15, comes equipped with a “Stop-the-bleed” kit and a MOLLE and is designed to give School Resource Officers (SROs) the ability to engage an active shooter and to treat injured students. Byrna has also invested in the development and marketing of the Byrna Shield, a lightweight “bullet proof” shield designed to fit easily into a child’s backpack, that can stop six (6) rounds from a 44 Magnum handgun.

While we have not yet seen significant revenue from these product lines, given the terrible tragedies of the last several months, we believe that when children head back to school in August, these products will start to gain traction with parents and administrators as they come to terms with the need to better outfit their SROs and better protect their students and teachers.

Byrna also purchased Mission Less Lethal last year in order to gain access to less-lethal long-gun technology necessary to penetrate the law enforcement market. Byrna has spent significant resources re-designing these products and developing a marketing campaign and law enforcement training materials for the TCR and Mission-4. Production of the Byrna TCR’s and Byrna Mission-4’s has just started with the first TCR’s reaching customers last month and the first Byrna produced Mission-4’s scheduled to ship later in July. The Company expects that these products will add millions of dollars in additional revenue over the balance of FY22.

Late in Q2FY22, Byrna acquired Fox Labs International, manufacturer of one of the strongest and most effective defense sprays on the market. The Company hired David Happe to head up Byrna’s Aerosol Spray Division and since the acquisition, Byrna has been spending significant resources to launch its new Byrna Bad Guy Repellant (BGR) and upgrade the Fox Labs go-to-market strategy, including website redevelopment, updating of the marketing materials and building out of the Fox Labs Amazon website. The Company strongly believes that the ability to offer a best-in-class price point product will allow Byrna to both increase its online conversion rate and to penetrate a broader array of brick & mortar retailers.

Finally, Byrna has opened a facility in Redmond Oregon to produce its 12-gauge less-lethal rounds. Byrna hired ballistics expert Brian Kinney to help with the final development and testing of Byrna’s new 12-gauge less-lethal ammunition and to set up Byrna’s manufacturing operation in Oregon. Byrna hopes to be able to release the first 12-gauge rounds to market in Q4FY22. This would be the culmination of a multi-year, multi-million dollar project that Byrna believes could add tens of millions of dollars of incremental revenue over time. Accurate at distances in excess of 25 meters, this round would have the potential to introduce Byrna to the tens of millions of US shotgun owners, who for a fraction of the cost of a launcher, could convert their existing 12-gauge shotguns into a highly effective less-lethal launcher.

In addition to the investment in these growth initiatives, payroll and compensation related costs in Q2FY22 were impacted by a $0.6 million non-cash accounting adjustment needed to reflect a modification of Byrna’s long-term equity incentive plans. Additionally, Q2FY22 included $0.4 million of one-time severance costs compared to $0 in Q2FY21.

Net loss in Q2FY2022 was $(3.0) million, or $(0.13) per share, compared to net income available to common shareholders of $1.0 million, or $0.06 per share, in Q2FY2021. For the six months ending May 31, 2022 the Company is reporting a net loss of $(6.2) million. Adding back certain non-cash and one-time expenses, non-GAAP adjusted EBITDA for Q2FY2022 was a loss of $(0.9) million, bringing year-to-date non-GAAP adjusted EBITDA to a loss of $(2.4) million.

Financial Position as of May 31, 2022:

●	Total cash and cash equivalents of $25.8 million down from total cash and cash equivalents of $56.3 million at November 30, 2021.
●	Total assets of $56.7 million, down from $75.3 million at November 30, 2021
●	No current or long-term debt

During the six months ended May 31, 2022, the Company used $15 million of cash and cash equivalents to repurchase 1,779,458 shares of its common stock. The Company has invested cash in increased working capital levels, including a $6.9 million increase in inventory, and has invested $1.9 million in capital expenditure for the machinery and equipment to expand its manufacturing capabilities and product offering. On May 25, 2022, the Company acquired Fox Labs International, a producer of defensive pepper sprays, catering primarily to law enforcement and other security professionals, for a net cash payment of $1.9 million.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

Commentary:

Bryan Ganz, CEO of Byrna, commented “While on face of it, the second quarter FY2022 numbers appear to suggest that Byrna lost ground as compared to the second quarter of FY2021, when one peels back the onion, it is clear that the Company is continuing to make substantial progress as we lay the foundation for continued growth.”

“Organic order flow for the quarter was quite strong compared to last year when you consider that last year, approximately $7.5 million of orders could be traced to the “Hannity Effect.” During Q2FY22, excluding the $7.5 million in orders that can be traced directly to the Hannity endorsement in April of last year, orders on Byrna.com were up 79% in Q2FY22 vs. Q2FY21.  If we include orders on Amazon.com, total e-commerce orders for the quarter were up 114% versus a normalized Q2FY21. We also saw sequential quarter-over-quarter e-commerce order growth (Q2FY22 vs. Q1FY22) of 14% or 17.5% including Amazon.com orders (which equals a 90% CAGR). We are continuing to see extremely strong order growth on Amazon.com with sales increasing from $224,000 in January to $624,000 in June.”

“Similarly, while overall margins declined year-over-year, margins on our critical domestic market were within 1% of last year’s level despite incurring an additional 1.9% in costs directly attributable to higher freight costs. With the build-up of inventory levels, Byrna hopes to be able to start taking advantage of the significantly lower ocean freight costs by the end of 2022.”

“Byrna also made substantial progress in terms of both supply chain management and production.  As we announced on May 5th, we moved into a greenfield manufacturing facility in Ft. Wayne.  While the move was disruptive, we still were able to produce approximately 43,000 launchers during the quarter, up from just 19,000 launchers in Q1 of this year. This leaves Byrna well stocked for Q3, with 19,500 launchers in finished goods inventory.”

“While operating expenses (OPEX) were up $3.2 million year-over-year, from $5.5 million to $8.7 million, they were in line with the last two quarters’ average of $8.4 million. More importantly, before non-cash incentive compensation expenses and one time severance costs, OPEX for the quarter was $6.3 million (down slightly from last quarter’s OPEX less non-cash incentive stock comp and severance OPEX of $6.45 million).”

“Last quarter we stated that we had seen ‘a leveling off in Byrna’s operating expense budget and stated that OPEX should remain reasonably constant at this level for the remainder of FY 22 with the only increases coming from one-time charges and additional variable operating expenses such as credit card fees, Amazon fees and outbound freight which will all increase as sales increase.’ We continue to believe that we have seen a leveling off of our OPEX and our Q2FY22 results show this.”

“In summary, we are extremely pleased with the progress that we have made so far this year in terms of not only growing Byrna’s brand awareness and driving our top-line but also in terms of putting in place the infrastructure and products needed to drive the Byrna’s future growth.”

Conference Call

Byrna Technologies will host a conference call later this morning at 9:00 am ET to review these results. Interested parties may listen to the call by dialing (301) 715-8592 or (312) 626-6799 or may register for the webcast of the call at https://audience.mysequire.com/webinar-view?webinar_id=e582b54f-1e21-457d-a2d9-9575ab6f87b5 . The question-and-answer portion of the call will be open to industry research analysts. If you are unable to listen live, you may register at the above link to listen to the webcast after the call. The conference call webcast will be archived on Byrna Technologies’ website for thirty days.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® SD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes” and statements that certain actions, events or results "may,” "could,” "would,” "should,” "might," "occur," or "be achieved," or "will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the Company’s statements regarding expected trends in freight costs and methods, the likelihood of production interruptions, gross margins for international sales, future growth and staffing needs, expected sales growth in school safety products during the back-to-school season in August, potential shipment timing and revenue from TCR and Mission-4 over the balance of FY22, the effect of the addition of aerosol spray products on Byrna’s online conversion rate and brick & mortar sales, the timing and outcome of the development, launch and revenue impact of the first 12-gauge rounds, and that operating expenses levels will remain consistent for the remainder of the fiscal year. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; delays in launching new products; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, pandemic-related factors, civil unrest, increased shipping costs or freight interruptions; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; reduced air freight capacity; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of our products; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; import-export related matters or sanctions or embargos that could affect the Company’s supply chain or markets; delays in planned operations related to licensing, registration or permit requirements; and future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies Inc. David North, Chief Financial Officer 978-269-7785

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	May 31,		May 31,
	2022	2021	2022	2021
Net revenue	$11,619	$13,401	$19,596	$22,294
Cost of goods sold	5,495	5,839	8,858	9,991
Gross profit	6,124	7,562	10,738	12,303
Operating expenses	8,739	5,539	16,762	10,691
INCOME (LOSS) FROM OPERATIONS	(2,615)	2,023	(6,024)	1,612
OTHER INCOME (EXPENSE)
Foreign currency transaction gain (loss)	(274)	214	(96)	192
Interest income (expense)	13	(9)	14	(37)
Other income - forgiveness of Paycheck Protection Program loan	—	—	—	190
Other expenses	(69)	(8)	(180)	(9)
INCOME (LOSS) BEFORE INCOME TAXES	(2,945)	2,220	(6,286)	1,948
Income tax benefit (provision)	(51)	(183)	69	(183)
NET INCOME (LOSS)	(2,996)	2,037	(6,217)	1,765

Dividends on preferred stock	—	1,043	—	1,043
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(2,996)	$994	$(6,217)	$722

Foreign currency translation adjustment for the period	9	120	14	178
COMPREHENSIVE INCOME (LOSS)	$(2,987)	$2,157	$(6,203)	$1,943

Net income (loss) per share – basic	$(0.13)	$0.06	$(0.27)	$0.04
Weighted-average number of common shares outstanding - basic	23,097,150	17,800,749	23,443,766	16,359,496
Net income per share – diluted	$(0.13)	$0.05	$(0.27)	$0.04
Weighted-average number of common shares outstanding - diluted	23,097,150	18,989,231	23,443,766	17,604,131

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

(Unaudited)

	May 31,	November 30,
	2022	2021
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,847	$56,308
Restricted cash	—	92
Accounts receivable, net	2,549	1,658
Inventory, net	13,468	6,613
Prepaid expenses and other current assets	1,827	1,490
Total current assets	43,691	66,161
LONG TERM ASSETS
Intangible assets, net	3,991	3,668
Deposits for equipment	2,475	1,293
Right-of-use asset, net	1,462	1,086
Property and equipment, net	2,490	1,972
Goodwill	2,245	816
Other assets	364	318
TOTAL ASSETS	$56,718	$75,314

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$8,688	$6,996
Operating lease liabilities, current	522	463
Deferred revenue, current	357	720
Total current liabilities	9,567	8,179
LONG TERM LIABILITIES
Deferred revenue - non-current	410	405
Operating lease liabilities, non-current	1,059	632
Total liabilities	11,036	9,216

COMMITMENTS AND CONTINGENCIES (NOTE 21)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized. 24,008,219 shares issued and 22,228,210 outstanding as of May 31, 2022 and, 23,754,096 shares issued and outstanding as of November 30, 2021	23	23
Additional paid-in capital	120,375	119,589
Treasury stock (1,779,958 and 0 shares purchased as of May 31, 2022 and November 30, 2021, respectively)	(15,000)	—
Accumulated deficit	(59,715)	(53,498)
Accumulated other comprehensive loss	(1)	(16)

Total Stockholders’ Equity	45,682	66,098

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,718	$75,314

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide the following additional financial metrics that are not prepared in accordance with GAAP (non-GAAP): adjusted EBITDA, non-GAAP adjusted net loss, and non-GAAP adjusted net loss per share. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that these non-GAAP financial measures help us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measures.

Accordingly, we believe that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

These non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense; and (v) other expenses. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	May 31,
	2022	2021
Net (loss) income	$(2,996)	$2,037

Adjustments:
Interest (income) expense	(13)	9
Income tax benefit (provision)	(51)	(183)
Depreciation and amortization	206	129
Non-GAAP EBITDA	(2,854)	1,992

Stock-based compensation expense	560	853
Non-cash incentive compensation expense	943	—
Other expenses	69	8
Severance	373	—
Non-GAAP adjusted EBITDA	$(909)	$2,853

	For the Six Months Ended
	May 31,
	2022	2021
Net (loss) income	$(6,217)	$1,765

Adjustments:
Interest income (expense)	(14)	37
Income tax benefit (provision)	69	(183)
Depreciation and amortization	381	217
Non-GAAP EBITDA	(5,781)	1,836

Stock-based compensation expense	1,373	1,546
Non-cash incentive compensation expense	1,415	—
Other expenses	180	9
Forgiveness of PPP loan	—	(190)
Severance	419	—
Non-GAAP adjusted EBITDA	$(2,394)	$3,201

Non-GAAP adjusted net loss and non-GAAP adjusted net loss per share

Non-GAAP adjusted net loss is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) stock-based compensation expense and (ii) other expenses. Our non-GAAP adjusted net loss measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP adjusted net loss per share by dividing non-GAAP adjusted net loss by the average basic shares outstanding for the period. Reconciliation of Non-GAAP adjusted net (loss) income to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended
	May 31,
	2022	2021
Net (loss) income	$(2,996)	$2,037

Adjustments:
Stock-based compensation	560	853
Non-cash incentive compensation expense	943	—
Other expenses	69	8
Severance	373	—
NON-GAAP ADJUSTED NET (LOSS) INCOME	$(1,051)	$2,898
Net income applicable to preferred stock	—	(1,043)
NON-GAAP ADJUSTED NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(1,051)	$1,855

Non-GAAP adjusted net income (loss) per share — basic	$(0.05)	$0.16
Weighted-average number of common shares outstanding during the period — basic	23,097,150	17,800,749

	For the Six Months Ended
	May 31,
	2022	2021
Net (loss) income	$(6,217)	$1,765

Adjustments:
Stock-based compensation expense	1,373	1,546
Non-cash incentive compensation expense	1,415	—
Other expenses	180	9
Forgiveness of PPP loan	—	(190)
Severance	419	—
NON-GAAP ADJUSTED NET INCOME (LOSS)	(2,830)	3,130
Net income applicable to preferred stock	—	(1,043)
NON-GAAP ADJUSTED NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(2,830)	$2,087

Non-GAAP adjusted net income (loss) per share — basic	$(0.12)	$0.13
Weighted-average number of common shares outstanding during the period — basic	23,443,766	16,359,496